Exhibit 8.1

LIST OF SUBSIDIARIES OF HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

Subsidiaries and VIE	Jurisdiction of incorporation

Hollysys International Pte. Limited	Singapore
Hollysys (Asia Pacific) Pte. Limited	Singapore
Hollysys Automation India Private Limited	India
Gifted Time Holdings Limited	British Virgin Islands
Clear Mind Limited	British Virgin Islands
World Hope Enterprises Limited	Hong Kong
Concord Solutions (HK) Limited	Hong Kong
Beijing Helitong Science &Technology Exploration Co., Ltd.	PRC
Beijing Hollysys Group Co., Ltd.	PRC
Beijing Hollysys Intelligent Technologies Co., Ltd.	PRC
Beijing Hollysys Co., Ltd.	PRC
Hangzhou Hollysys Automation Co., Ltd.	PRC
Hangzhou Hollysys System Engineering Co., Ltd.	PRC
Beijing Hollysys Electronics Technology Co., Ltd.	PRC
Hollysys (Beijing) Investment Co., Ltd.	PRC
Xi’an Hollysys Co., Ltd.	PRC
Concord Electrical Pte. Ltd.	Singapore
Concord Corporation Pte. Ltd. Concord Electrical Contracting Ltd.	Singapore Qatar
Concord Electrical Sdn. Bhd.	Malaysia
Concord M Design and Engineering Company Limited	Macau
Bond Corporation Pte. Ltd .	Singapore
Bond M&E Pte. Ltd.	Singapore
Bond M&E Sdn. Bhd.	Malaysia
Bond M&E (KL) Sdn. Bhd.	Malaysia